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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                  FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                        Medical Advisory Systems, Inc.
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            (Exact name of registrant as specified in its charter)



        Delaware                                         52-12333960
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(State of incorporation                                  (I.R.S. Employer
  or organization)                                         Identification No.)



  8050 Southern Maryland Blvd., Owings, MD                     20736
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 (Address of principal executive offices)                    (Zip Code)


Securities to be registered to
  Section 12(b) of the Act:


 Title of each class to be so registered       Name of each exchange on which
                                               each class is to be registered


        Common Stock                               American Stock Exchange
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     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), check the following box.                                [x]

     If this form relates to the registration of a class of securities pursuant to 12(g) of the Exchange Act and is effective pursuant to General Instruction
A.(d),check the following box.                                             [ ]

Securities Act registration statement file number to which this form relates:
     (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:


                                Not applicable
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                               (Title of class)

                                       1
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Item 1.  Description of Registrant's Securities to be Registered.
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         The authorized capital stock of the Company consists of 10,000,000 shares of the Common Stock, par value $.005 per share, of which 4,461,060 shares were issued and outstanding as of July 21, 1999, and 1,000,000 shares of preferred stock, par value $1.75 per share, of which no shares are issued and outstanding.

         The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors and paid by the Company out of funds legally available therefor and to share ratably in the assets of the Company available for distribution after the payment of all prior claims in the event of any liquidation, dissolution or winding-up of the Company, and after payment to the holders of any preferred stock issued by the Company. All outstanding shares of the Common Stock are duly authorized and validly issued, fully paid and non-assessable.

         Holders of the Common Stock are entitled to one vote per share on all matters requiring a vote of stockholders. The Common Stock does not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares of the Common Stock voting for the election of directors can elect 100% of the directors if they choose to do so. In such event, the holders of the remaining shares of the Common Stock will not be able to elect any of the directors.

         The rights of the holders of the Common Stock will be subject to any preferential rights of any class or series of preferred stock of the Company that might be issued hereafter. Holders of the Common Stock have no preemptive or other subscription rights, and there are no conversion, redemption or sinking fund provisions applicable thereto.

          The Company's preferred stock may be issued in series from time to time with such designations, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The rights, preferences and limitations of separate series of the preferred stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, voting rights, preferences and rights thereof.


Item 2.  Exhibits.
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         1.   Restated Certificate of Incorporation, dated May 31, 1985.

         2. Certificate of Amendment of Certificate of Incorporation, dated February 6, 1986.

         3. Certificate of Amendment of Certificate of Incorporation, dated September 6, 1988.

         4. Certificate of Amendment of Certificate of Incorporation, dated December 9, 1996.

         5.   Bylaws.

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                                   SIGNATURE
                                   ---------

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                 Medical Advisory Systems, Inc.



Date: August 12, 1999            By:    /s/ Ronald W. Pickett
                                      -------------------------------
                                      Ronald W. Pickett, President

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